Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

Bitfarms Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)		Fee Rate	Amount of Registration Fee
Equity	Common Shares issuable pursuant to awards granted under the Bitfarms Ltd. Long Term Incentive Plan	457(c) and 457(h)	37,569,388	US$	1.92	US$	72,133,225	0.00014760	US$	10,646.86
Total Offering Amounts						US$	72,133,225	--	US$	10,646.86
Total Fee Offsets							--	--		--
Net Fee Due							--	--	US$	10,646.86

(1)	Bitfarms Ltd. (the “Registrant”) is filing this Registration Statement to register 37,569,388 common shares, no par value (“Common Shares”), available for issuance under the Bitfarms Ltd. Long Term Incentive Plan, effective May 18, 2021, as amended on March 3, 2022 and on January 15, 2024, and amended and restated on April 16, 2024 (the “LTIP”). This amount includes Common Shares underlying restricted stock units and options issuable under the LTIP. The LTIP sets the number of Common Shares issuable under the LTIP at a maximum of 10% of the aggregate Common Shares issued and outstanding on a non-diluted basis at the time of any grant under the LTIP. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an additional and indeterminate number of Common Shares as may become issuable pursuant to the provisions of the LTIP relating to adjustments resulting from any share dividend, share split, recapitalization or similar change.

(2)	Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the Nasdaq Global Market on April 19, 2024, which was US$1.92 per share.